Exhibit 10.31
LETTER AGREEMENT

     This Letter Agreement (the "Agreement") is entered into as of December 28, 2004 (the "Effective Date") by and between Milan Mandaric ("Mandaric") and NatureWell, Incorporated (the "Company") with reference to the following facts:

RECITALS

A.

The Company desires to raise working capital to fund its growth and business plans through the issuance of up to $1,250,000 of senior secured convertible notes to various accredited investors (the "Investor Notes"); and

B.

The Company desires for Mandaric to provide a guaranty for the timely performance of the Investor Notes as more fully described in that certain Guaranty Agreement of even date herewith entered into by Mandaric and the Company (the "Guaranty" or "Mandaric Guaranty"); and

C.

Mandaric desires to provide the Guaranty for up to $1,250,000 of Investor Notes in return for the Company's commitment to repay any payments or advances made by Mandaric pursuant to the Guaranty and for compensation and consideration more fully described herein.

NOW THEREFORE, for and in consideration of the covenants set forth in this Agreement and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Investor Notes Defined. An "Investor Note" is any senior convertible note issued by the Company that:
	(a)	contains in its terms an express representation that it is covered by the Mandaric Guaranty; and
(b)

has on its execution page an acknowledgement from either Milan Mandaric or Benjamin Pavone, as attorney acknowledging on behalf of Milan Mandaric, that such convertible note is covered by the Mandaric Guaranty.

All Investor Notes are covered by the Guaranty, subject to the terms and conditions contained in the Guaranty, and shall; (i) have a lien on all of the Company's assets, and will be pari passu with all other senior secured debt issued by the Company, (ii) either pay interest quarterly at the annual rate of eight percent (8%) beginning on April 1, 2005 or, at the one time election of the investor, accrue interest until maturity at an annual rate no greater than eight percent (8%), (iii) mature on October 1, 2008, and (iv) be convertible into common stock of the Company at an initial conversion price of $.025 per share.

2.	Company Warrants and Covenants. The Company warrants and covenants to Mandaric the following:
The Company shall not without the prior written consent of Mandaric:
	(a)	issue any Investor Note in exchange for consideration other than cash, in an amount equal to the face value of the Investor Note being issued; or
	(b)	offer any securities to investors in exchange for cash during the period from the Effective Date until April 15, 2005, other than the Investor Notes; or
	(c)	amend or modify any Investor Note; or
	(d)	provide any financial information regarding Mandaric to any prospective purchaser of Investor Notes unless such information has been reviewed and/or approved by Mandaric.
The Company shall:
	(e)	use its best efforts to sell Investor Notes to investors; and
	(f)	timely pay and perform under the Investor Notes; and
(g)

keep and maintain an accurate and up-to-date accounting of all transactions affecting the Investor Notes or the Guaranty and of the current holders of Investor Notes, and will provide such information to Mandaric as often as is necessary and advisable or upon request from Mandaric, but not less than every ninety (90) days; and

	(h)	use its reasonable best efforts to facilitate and coordinate all communications between holders of Investor Notes and Mandaric, if any; and
(i)

keep Mandaric informed, in a timely fashion, of any action that Mandaric is required or permitted to take pursuant to the Guaranty and the Investor Notes, and will use its reasonable best efforts to arrange, organize or facilitate any such action and will bear the reasonable legal and administrative costs associated therewith.

3.	Mandaric Represents and Warranties. Mandaric represents and warranties to the Company:
(a)

that he hereby authorizes the Company to issue in the aggregate up to $1,250,000 Investor Notes, each subject to a signed acknowledgement on its execution page, which acknowledgement shall not be withheld, or instructed to be withheld, by Mandaric except where there has been a material adverse change in the Company's financial condition; and

(b)

that he shall faithfully and timely perform all acts, duties and obligations required pursuant to the Guaranty, including but not limited to making all required payments when due, and that he shall keep the Company informed of any communications between himself and any holder of an Investor Note that regards the Investor Note or the Guaranty; and

	(c)	that he shall execute the Intercreditor Agreement dated as of September 2, 2003 (and amendments thereto); and
	(d)	that he will cooperate in providing the Company with financial information regarding himself from time to time as is reasonably necessary in order for the Company to perform customary due diligence.
4.	Other Covenants.
(a)

If Mandaric makes any advances or payments to or for the benefit of holders of Investor Notes pursuant to its obligations under the Guaranty the Company shall be obligated to repay Mandaric for all such payments and advances, and shall also be obligated to repay any reasonable fees and expenses, including legal expenses, expended by Mandaric in defending against any unsuccessful attempt by any party to enforce the Guaranty (unless such fees are paid by the losing party). Additionally, provided that Mandaric has executed the Intercreditor Agreement (and amendments thereto), all such advances, payments and fees and expenses shall be secured by a first priority lien on essentially all of the Company's assets and will be pari passu with all other senior secured debt of the Company and will accrue interest at the annual rate of eight percent (8%) and shall be due in full and payable on October 1, 2008.

(b)

The Company represents that it is current in its quarterly 10QSB reports and annual 10KSB reports filed with the Securities and Exchange Commission and shall continue to file such reports in a timely fashion and will comply with all other filings and reports required under applicable state and federal securities laws and regulations.

	(c)	The Company shall sell the Investor Notes pursuant to and in compliance with Regulation D of the Securities Act of 1933, and all other applicable state, federal or other securities regulations.
5.

Fee Paid to Mandaric. Upon the execution of this Agreement and the Guaranty the Company shall issue to Mandaric as a fee for providing the Guaranty; (i) a $25,000 senior secured convertible note, and (ii) $900 of senior secured convertible notes for each $5,000 face value of Investor Notes issued (together the "Convertible Note(s)").

6.

The Convertible Note(s). Each Convertible Note shall; (i) have a lien on all of the Company's assets, and will be pari passu with all other senior secured debt issued by the Company (provided that Mandaric has executed the Intercreditor Agreement, and amendments thereto), (ii) accrue (but not pay current) interest at the annual rate of four percent (4%), (iii) mature on October 1, 2010, and (iv) be convertible into common stock of the Company at an initial conversion price of $.005 per share.

7.

Restrictions on the Convertible Notes. The Convertible Notes issued to Mandaric shall be fully earned upon issuance, provided however, other than the $25,000 issued pursuant to Section 5(i), they may not be sold, transferred, assigned or converted into common stock until either; (i) January 1, 2009, (ii) Mandaric's obligations covered by the Guaranty have been fulfilled or expired, or (iii) Mandaric has deposited collateral with an escrow agent to secure its obligations under the Guaranty, which collateral and escrow arrangement must be acceptable to the Company in its reasonable discretion.

This Section 7 will be applied pro rata, i.e., if 10% of the Guaranty has been collateralized, fulfilled or expired, then 10% of the Convertible Notes (in addition to the first $25,000) shall be free of restrictions (other than restrictions under applicable securities regulations).

8.	Adjustments to Conversion Price of Convertible Notes. Upon either:
(a)

the failure by Mandaric to pay when due, or cause to be paid, any amount required under the Guaranty and such failure to pay has not been cured within thirty (30) days of its due date in the case of a valid Past Due Certification or valid Guaranty Default Notification or sixty (60) days of its due date in the case of a Deficiency Certification; or

(b)

a filing by or against Mandaric of a petition in bankruptcy, or adjudication of Mandaric as bankrupt or insolvent, or filing by or against Mandaric of any petition or answer seeking for Mandaric any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future statute, law or regulation, or filing any answer admitting or failing to deny the material allegations of a petition filed against it for any such relief, or seeking or consenting to or acquiescing in the appointment of any trustee, receiver or liquidator of all or any substantial part of its assets, unless Mandaric can reasonably demonstrate his continuing ability to fulfill his obligations under the Guaranty following any filing or action described in this Section 8(b); or

	(c)	a foreclosure upon the Convertible Notes, or any of them; then the conversion price on the portion of Convertible Notes that at the time of the occurrence of any such event(s) are subject to the restrictions described in Section 7 shall be adjusted to equal $.025 minus the sum of the following; [$.00001212 multiplied by the sum of (the total amount of interest paid on the principal amount of Investor Notes still having the Guaranty at the time of the default, whether paid by Mandaric or the Company or any other party) divided by 1,000].

9.	Mandaric's Right to Inspect Company's Books and Records. At any time, upon reasonable advance notice (at least 3 business days), Mandaric shall be permitted to inspect the Company's books and records.
10.

Attorney's Fees. In the event of any dispute, action, or other proceeding brought by either party against the other which relates to or arises out of this Agreement, the prevailing party shall be entitled to recover all costs and expenses in connection with such dispute, action, or other proceeding, including without limitation, the fees and costs of its attorneys, whether or not such dispute, action or other proceeding proceeds to formal resolution or judgment.

11.

Governing Law and Venue. This Agreement is and shall be governed by and construed and enforced in accordance with the laws of the State of California without application of conflict of laws principles. Sole and proper venue and jurisdiction for any dispute or action arising out of or relating to this Guaranty shall be San Diego County Superior Court in San Diego, California.

12.

Severability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, such provision(s) shall (i) be modified to the minimum extent necessary to render it valid and enforceable, or (ii) if it cannot be so modified, be deemed not to be a part of this Agreement and shall not affect the validity or enforceability of the remaining provisions.

13.	Successors and Assigns. This Agreement shall be binding upon, and shall insure to the benefit of, the parties hereto and their respective heirs, successors and assigns.
14.

Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not part of the agreement between the parties hereto.

15.	Gender and Number. Wherever the context so requires, all words used in the singular shall be construed to include the plural, and vice versa, and words of any gender shall include any other gender.
16.

Further Assurances. Each party shall perform or cause to be performed any further acts and execute and deliver any documents that may be reasonably necessary or advisable to carry out the provisions of this Agreement.

17.

Counterparts/Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which when so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. In lieu of the original, a facsimile transmission or copy of the original shall be as effective and enforceable as the original.

IN WITNESS WHEREOF, the parties have executed this Letter Agreement as of the date first written above.

MILAN MANDARIC, an individual
By: /s/ Milan Mandaric Milan Mandaric

THE COMPANY:
NatureWell, Incorporated, a Delaware corporation
By: /s/ James R. Arabia James R. Arabia, Chief Executive Officer